CALCULATION AGENCY AGREEMENT


     CALCULATION AGENCY AGREEMENT, dated as of June 7, 2004 (the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman
Brothers Inc., as Calculation Agent.

     WHEREAS, the Company has authorized the issuance of up to $22,296,200 aggregate principal amount of Nasdaq-100 Index(R) Rebound RANGERSSM, Rebound Risk AdjustiNG Equity Range SecuritiesSM Notes Due June 7, 2008 (the "Securities")*;

     WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and

     WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

     NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1. Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due at Stated Maturity of the Securities or the Redemption Amount due upon redemption of the Securities, the Calculation Agent shall determine such Maturity Payment Amount or Redemption Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Successor Index if publication of the Index is discontinued, (b) adjustments to the Closing Level and (c) the determination of whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of any such adjustment or any such Successor Index, or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

* The Nasdaq-100(R), Nasdaq-100 Index(R), and Nasdaq(R) are trade or servicemarks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Nasdaq Corporations") and are licensed for use by the Company. The Securities have not been passed on by the Nasdaq Corporations as to their legality or suitability. The Securities are not issued, endorsed, sold, or promoted by the Nasdaq Corporations. THE NASDAQ CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

         RANGERS is a servicemark and Risk AdjustiNG Equity Range Securities is a servicemark of Lehman Brothers Inc.

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                  3. Calculations. Any calculation or determination by the
         Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

                  4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

                  5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.
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                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

                  8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business
         Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000),
         Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone: (212) 657-7805), Attention:
         Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

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                  10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.


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                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                                   LEHMAN BROTHERS HOLDINGS INC.

                                                     By:/s/ Karen Corrigan
                                                          Name:Karen Corrigan
                                                          Title:Vice President


                                                     LEHMAN BROTHERS INC.,
                                                       as Calculation Agent

                                                     By:/s/ Karen Corrigan
                                                          Name:Karen Corrigan
                                                          Title:Vice President


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                                     ANNEX A

1. The Index.

                  The Index is the Nasdaq-100 Index(R), as calculated by Nasdaq (the "Index").

2. Determination of the Maturity Payment Amount.

                  The Calculation Agent shall determine the amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "Maturity Payment Amount").

                  The Maturity Payment Amount shall be the following:

                  If the Ending Index Level of the Index on the Final Valuation Date is greater than or equal to 1,537.43, $1,310.

                  If the Ending Index Level of the Index on the Final Valuation Date is less than 1,537.43, the lesser of:

(a) $1,000; and

(b)      $1,000       x     ( Ending Index Level + 0.20 )
                                    ----------------------
                                         1,464.22

3.       Determination of the Redemption Amount

                  If the Ending Index Level of the Index on any Annual Observation Date is greater than or equal to 1,537.43, the Calculation Agent shall determine the amount payable upon redemption for each $1,000 principal amount of Securities (the "Redemption Amount").

                  The Redemption Amount shall be the following:

                  If the Ending Index Level of the Index on any Annual Observation Date is greater than or equal to 1,537.43:

                  $1,000 + ($77.50  x  Years Outstanding)

4. Discontinuance of the Index.

(a) If Nasdaq discontinues publication of the Index and Nasdaq or another entity publishes a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Index, then the Calculation Agent shall calculate the Maturity Payment Amount pursuant to Section 2 hereof or the Redemption Amount pursuant to Section 3 hereof by reference to the index level of such Successor Index at the Close of Trading on the NYSE, AMEX, Nasdaq or the relevant exchange or market for the Successor Index on the Final Valuation Date or any Annual Observation Date, as the case may be.

(b) Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the holders of the Securities.
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(c) If Nasdaq discontinues publication of the Index prior to, and such discontinuance is continuing on, any Annual Observation Date or the Final Valuation Date and the Calculation Agent determines that no Successor Index is available at such time, then, on such date, the Calculation Agent shall determine the index to be used in computing the Redemption Amount or the Maturity Payment Amount, as the case may be. The Redemption Amount and the Maturity Payment Amount shall be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the Closing Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Index on the primary organized U.S. exchange or trading system.

5. Alteration of Method of Calculation.

                  If at any time the method of calculating the Index or a Successor Index, or the Closing Level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading in New York City on any Annual Observation Date or the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Redemption Amount or the Maturity Payment Amount, as the case may be, with reference to the Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent shall adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (for example, if such split had not occurred).

6.       Definitions.

                  Set forth below are the terms used in the Agreement and in this Annex A.

                  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

                  "AMEX" shall mean the American Stock Exchange LLC.

                  "Annual Observation Date" shall mean each of June 2, 2005, June 2, 2006 and June 4, 2007; provided, that if a Market Disruption Event occurs on any such day, then such Annual Observation Date shall be the next following Business Day on which no Market Disruption Event occurs.

                  "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, Nasdaq or AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.
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                  "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Maturity Payment Amount and the Redemption Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

                  "Close of Trading" shall mean, in respect of any primary exchange or quotation system, the scheduled weekday closing time on a day on which the primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading sessions.

                  "Closing Level" shall mean, with respect to any day, the last reported level of the Index, the Successor Index or any security which is a component of either such index, as the case may be, at the Close of Trading, as reported by Nasdaq, the publisher of the Successor Index or the primary exchange on which any such security then trades, as the case may be.

                  "Company" shall have the meaning set forth in the preamble to this Agreement.

                  "Ending Index Level" shall equal the Closing Level on the Final Valuation Date or any Annual Observation Date, as the case may be.

                  "Final Valuation Date" shall mean June 4, 2008; provided, that if a Market Disruption Event occurs on such day, then the Final Valuation Date shall be the next following Business Day on which no Market Disruption Event occurs.

                  "Indenture" shall have the meaning set forth in the preamble to this Agreement.

                  "Index" shall have the meaning set forth in Section 1 of this Annex A.

                  "Market Disruption Event", with respect to the Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

         (1) A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the Index or any Successor Index, by the Relevant Exchange, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise. Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, quotation system or market, any other self regulatory organization or the Securities and Exchange Commission of similar scope or as a replacement for Rule 80B may be considered material.

         (2) A material suspension of or limitation imposed on trading in futures or options contracts relating to the Index or any Successor Index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

         (3) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the Index or any Successor Index, on the primary U.S. exchange or quotation system on which those securities are traded, or in the case of a security not listed or quoted in the United States, on the primary exchange, quotation system or market for such security, at any time during the one hour period that ends at the Close of Trading on such day.

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         (4) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the Index or any Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the Close of Trading on such day.

         (5) The closure of the primary exchange or quotation system on which securities that then comprise 20% or more of the Index or any Successor Index are traded or on which futures or options contracts relating to the Index or any Successor Index are traded prior to its scheduled closing time unless the earlier closing time is announced by the primary exchange or quotation system at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the primary exchange or quotation system and (ii) the submission deadline for orders to be entered into the primary exchange or quotation system for execution at the Close of Trading on such day.

         (6) The Company, or any of its affiliates, is unable, after using commercially reasonable efforts to unwind or dispose of, or realize, recover or remit the proceeds of, any transactions or assets it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Securities.

         For purposes of determining whether a Market Disruption Event has occurred the relevant percentage contribution of a security to the level of the Index or any Successor Index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index, in each case immediately before the occurrence of the Market Disruption Event.

                  "Maturity Payment Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

                  "NYSE" shall mean The New York Stock Exchange, Inc.

                  "Redemption Amount" shall have the meaning set forth in
Section 2 of this Annex A.

                  "Relevant Exchange" shall mean, for each security included in the Index, the primary securities exchange, quotation system, including any bulletin board service, on which such security is traded.

                  "Stated Maturity" shall mean June 7, 2008 (or if June 7, 2008 is not a Business Day, on the next Business Day); provided, that if a Market Disruption Event occurs on the Final Valuation Date, the Stated Maturity shall be the third Business Day following the date that the Ending Index Level on the postponed Final Valuation Date is determined.
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                  "Successor Index" shall have the meaning set forth in Section
4(a) of this Annex A.

                  "Trustee" shall have the meaning set forth in the preamble to this Agreement.

                  "Years Outstanding" shall mean the number of full years elapsed since the date on which the Securities were first offered for sale.